Exhibit (n)(2)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-230610 of BlackRock Capital Investment Corporation and subsidiaries on Form N-2 of our report dated February 22, 2019 related to the consolidated financial statements of Gordon Brothers Finance Company and its subsidiaries as of and for the years ended December 31, 2018 and 2017, appearing in the prospectus, which is incorporated by reference in this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 24, 2019